Exhibit 10.21(a)
December 7, 2009
David Harvey
18605 Sarazen Ct.
Yorba Linda, CA 92866
Dear David:
It is my pleasure to confirm the offer of employment made to you for the position of Executive Vice President and Chief Operations Officer of Citizens Business Bank. The position reports directly to Chris Myers, President and Chief Executive Officer.

Position:	Executive Vice President and Chief Operations Officer

Salary:	$270,000 per year. You will be eligible for an annual Performance Review in April of each year, beginning 2011.

Sign On Bonus:	$100,000. In the event that you voluntarily leave Citizens Business Bank prior to 12/31/10, you will be responsible for the reimbursement of the signing bonus.

Stock Options:	20,000 Stock Options upon Board approval.

Car Allowance:	$1,200.00 monthly.

Country Club Membership:	The Bank agrees to reimburse you for monthly dues, fees and reasonable business expenses associated with one club membership. You will be reimbursed for the cost to transfer your current membership.

Performance Compensation:	You will be eligible to participate in the 2010 Performance Compensation Plan payable in February 2011. You will have the potential to earn up to 75% of your base salary.

Deferred Compensation:	You will be eligible to participate in the Deferred Compensation Plan. Details will be provided to you upon hire.

Change of Control:	Two year Change of Control

Start Date:	On or before December 31, 2009

David Harvey
December 7, 2009
As a full-time regular employee you will be eligible to participate in the Bank’s benefit plans. All benefits are based on your anticipated start date indicated above.
You will be provided detailed information about your medical benefit options shortly before your waiting period ends.
•	Vacation
You will be eligible for (20) days of vacation in 2010.
•	Medical Insurance
You will be eligible to participate in the Bank’s Benefits Plan on the first day of the month following (30) days of continuous employment with the Bank.
•	401(k) and Profit Sharing Plan
You will be eligible to participate in the CVB Financial Corporation 401(k) portion of the plan on January 1, 2010. Profit Sharing information will be provided to you.
Drug Test — We require a pre-employment drug test. The job offer will be contingent on successfully passing the drug test. Please contact Human Resources to schedule an appointment for a pre-employment drug test. The number is (909) 483-7113.
At Will Statement — The employment relationship is based on the mutual consent of the associate and Citizens Business Bank. Accordingly, at any time, either the associate or the Bank can terminate the employment relationship at will, with or without cause or advance notice.
Proprietary or Confidential Information — We would also like to confirm that we are not hiring you to acquire any proprietary or confidential information of your prior employers and ask that you neither bring any such information with you nor disclose any such information during your employment with us. We also want to ensure that your employment with the Company does not violate any noncompetition, non-solicitation, nondisclosure, or proprietary information or other similar agreements to which you may be bound. If you are bound by such an agreement with a prior employer or anyone else, please give us a copy of that agreement so that we can ensure that your employment with CBB will not violate that agreement. By not providing us with such an agreement, you are representing that no such agreement exists and that you will not be prevented from performing any of your duties for CBB as a result of any agreement with or other contractual or statutory obligation to (including, without limitation, any noncompetition, proprietary information or nondisclosure agreement) any prior employer or other person or entity.

David Harvey
December 7, 2009
Please feel free to call me if you should have any questions or require additional information. This offer will expire five (5) days from the date of this letter. Should you accept, I ask that you sign and return one copy of this letter. In the meantime, I would be glad to discuss any aspect of this offer with you.
We are excited to have you as an important part of the Citizens Business Bank team.
Sincerely,
Christopher D. Myers
President and Chief Executive Officer
I have read this offer and accept the terms of the position described herein.

Signature	Date